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                                                                    EXHIBIT 11.3

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                       COMPUTATION OF NET LOSS PER SHARE

                      FOR THE YEAR ENDED DECEMBER 31, 1993




                                                                           Primary               Fully Diluted
                                                                           -------               -------------
Weighted average common shares
  outstanding (1) . . . . . . . . . . . . . . . . . . . . .                18,637,626                18,637,626
Escrow shares . . . . . . . . . . . . . . . . . . . . . . .                         -                 3,987,036
Stock options and warrants outstanding  . . . . . . . . . .                 1,269,790                   529,144
                                                                        -------------            --------------
Weighted average shares of common stock
  outstanding . . . . . . . . . . . . . . . . . . . . . . .                19,907,416                23,153,806
                                                                        =============            ==============
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . .             $    (217,730)           $       64,340
                                                                        =============            ==============
Loss per share  . . . . . . . . . . . . . . . . . . . . . .             $        (.01)           $            -
                                                                        =============            ==============


         (1) Includes weighted average shares available for release from Escrow (254,087 shares).